EXHIBIT 23.01

Consent of Moss Adams LLP

We consent to the inclusion in this Annual Report on Form 10-K of eUniverse, Inc. for the years ended March 31, 2004 and 2003 and to the incorporation by reference in Registration Statement Numbers 333-102313 and 333-76898 of eUniverse, Inc. on Form S-8, of our report dated June 3, 2004.

/s/ Moss Adams LLP

Los Angeles, California

June 14, 2004